EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contacts:

Stacey Sullivan, Media Relations

Marie Perry, Investor Relations

(972) 770-7290	(972) 770-7228

BRINKER INTERNATIONAL BOARD DECLARES COMMON DIVIDEND

DALLAS (May 28, 2009) -The Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.11 per share on the common stock of the company.

The dividend will be paid on June 24, 2009 to shareholders of record as of June 15, 2009.

At the end of the third quarter of fiscal quarter 2009, Brinker International either owned, operated, or franchised 1,679 restaurants under the names Chili’s Grill & Bar (1,478 restaurants), On The Border Mexican Grill & Cantina (156 restaurants) and Maggiano’s Little Italy (45 restaurants) in 28 countries worldwide. Brinker also holds a minority investment in Romano’s Macaroni Grill.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste and behavior, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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